Exhibit 99.1
Collegium Reports First Quarter 2026 Financial Results and Highlights Recent Company Progress

– Generated Quarterly Net Revenues of $193.5 Million, Up 9% Year-over-Year –

– Generated JORNAY PM® Quarterly Net Revenue of $38.9 Million, Up 36% Year-over-Year –

– On Track to Close Acquisition of AZSTARYS® in Second Quarter of 2026, Adding Highly Complementary and Differentiated Medicine with Significant Growth Potential to Collegium’s Existing ADHD Portfolio –

– Generated Quarterly Pain Portfolio Net Revenues of $154.6 Million, Up 4% Year-over-Year –

– Ended Q1’26 with Cash, Cash Equivalents and Marketable Securities of $421.8 Million –

– Reaffirmed Full-Year 2026 Guidance for the Current Business –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

STOUGHTON, Mass., May 7, 2026 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL) today reported its financial results for the quarter ended March 31, 2026, and provided a business update.

“In the first quarter, we made meaningful progress on our 2026 strategic priorities, including delivering strong performance for JORNAY PM and continued durability from our pain portfolio” said Vikram Karnani, President and Chief Executive Officer. “We generated additional growth for JORNAY PM, with net revenue up 36% and prescriptions rising 14% driven by gains in both new prescribers and market share. We are encouraged by the impact of our expanded ADHD salesforce and marketing initiatives and look forward to integrating AZSTARYS following the expected close of the transaction. The pending acquisition of AZSTARYS represents an important next step in strengthening our ADHD portfolio, extending revenues into the late 2030s, and expanding our growth profile. At the same time, our pain portfolio delivered another solid quarter of durable revenues, driven by differentiated products and deliberate actions taken to enhance profitability. We remain focused on executing our strategy to build a leading diversified biopharmaceutical company while improving the lives of people living with serious medical conditions.”

“We delivered strong first quarter results, marked by significant net revenue growth for JORNAY PM, robust contributions from our pain portfolio, and impressive operating cash flows,” said Colleen Tupper, Chief Financial Officer. “Our strong financial position enabled us to continue to execute on our capital deployment strategy, fueling the proposed acquisition of AZSTARYS. We expect the acquisition to be immediately accretive upon close and to extend our revenues into the late 2030s. Following an encouraging start to the year, we are well positioned to achieve our strategic priorities and financial commitments as we work to drive long-term shareholder value.”

ADHD Business Highlights

•Generated JORNAY PM net revenue of $38.9 million, up 36% year-over-year in the quarter ended March 31, 2026 (the 2026 Quarter).
•JORNAY PM prescriptions reached an all-time high in the 2026 Quarter, with over 206,000 prescriptions written, up 14% year-over-year.
•JORNAY PM prescribers reached an all-time high in the 2026 Quarter with approximately 30,000 healthcare providers writing JORNAY PM prescriptions, up 17% year-over-year.
•In March, announced the acquisition of AZSTARYS from Corium Therapeutics for $650 million in cash with the potential for additional milestone payments up to $135 million contingent on future commercial and manufacturing milestones. The acquisition will add a highly complementary and differentiated medicine with significant growth potential to Collegium’s existing ADHD portfolio. The acquisition is expected to close in the second quarter of 2026 and be immediately accretive to adjusted EBITDA.
•In March, launched the ‘Embrace Your Sparkle’ campaign with Paris Hilton, aimed at encouraging broader understanding and an open dialogue about ADHD.
•In February, announced a multi-year sponsorship for a sensory room with Boston Legacy FC, a member of the National Women's Soccer League (NWSL), to help make games accessible and inclusive for more fans while raising awareness and encouraging understanding of neurodevelopmental disorders, such as ADHD.

•In January, presented four posters at the American Professional Society of ADHD and Related Disorders (APSARD) Annual Conference highlighting real-world JORNAY PM data.

Pain Portfolio Highlights

•Generated pain portfolio net revenues of $154.6 million in the 2026 Quarter, up 4% year-over-year.
•Generated Belbuca® net revenue of $52.6 million in the 2026 Quarter, up 2% year-over-year.
•Generated Xtampza® ER net revenue of $50.8 million in the 2026 Quarter, up 7% year-over-year.
•Generated Nucynta® Franchise net revenue of $47.0 million in the 2026 Quarter, flat year-over-year. This includes $2.7 million from Hikma Pharmaceuticals USA Inc. (Hikma) for the sale of the authorized generic (AG) versions of Nucynta and Nucynta ER, both launched in the 2026 Quarter. Under the terms of the AG agreement, Collegium will receive a significant share of net profits of the AG products from Hikma.
•In March, presented two posters at PainConnect 2026 showcasing real-world data from the pain portfolio.

Corporate Updates

•In April, announced proposed updates to Collegium’s Board of Directors effective as of the date of Collegium’s 2026 Annual Meeting of Shareholders on May 14, 2026 (the Annual Meeting). Michael Donovan, who most recently served as an audit Partner at Ernst & Young LLP and brings significant audit and biotechnology industry experience, is nominated to stand for election at the Annual Meeting. In addition, current Board member Dr. John Fallon will retire after having dutifully served since 2016.

Upcoming Events

The Company will participate in the following upcoming investor conferences in the second quarter of 2026:

•Jefferies Global Healthcare Conference – New York, NY; June 3, 2026.

Financial Guidance for 2026

The Company reaffirms its full-year 2026 guidance for Product Revenues, Net, JORNAY PM Revenue, Net and Adjusted EBITDA for its current business, not including the impact of the planned acquisition of AZSTARYS. Collegium expects to update 2026 guidance following the close of the acquisition.

Product Revenues, Net	$805 - $825 million
JORNAY PM Revenue, Net	$190 - $200 million
Adjusted EBITDA	$455 - $475 million

Financial Results for Quarter Ended March 31, 2026

•Product revenues, net were $193.5 million for the 2026 Quarter, compared to $177.8 million for the quarter ended March 31, 2025 (the 2025 Quarter), representing a 9% increase year-over-year.
•GAAP operating expenses were $86.4 million for the 2026 Quarter, compared to $75.6 million for the 2025 Quarter, representing a 14% increase year-over-year. Adjusted operating expenses, which exclude stock-based compensation expense and other adjustments to reflect changes that occur in our business but do not represent ongoing operations, were $69.3 million for the 2026 Quarter, compared to $62.2 million for the 2025 Quarter, representing an 11% increase year-over-year.
•GAAP net income for the 2026 Quarter was $14.5 million, with $0.45 GAAP earnings per share (basic) and $0.40 GAAP earnings per share (diluted), compared to GAAP net income for the 2025 Quarter of $2.4 million, with $0.08 GAAP earnings per share (basic) and $0.07 GAAP earnings per share (diluted). Non-GAAP adjusted net income for the 2026 Quarter was $69.2 million, with $1.76 adjusted earnings per share, compared to non-GAAP adjusted net income for the 2025 Quarter of $57.4 million, with $1.49 adjusted earnings per share.
•Adjusted EBITDA for the 2026 Quarter was $103.9 million, compared to $95.2 million for the 2025 Quarter, representing a 9% increase year-over-year.
•The Company generated $57.1 million in cash from operations, and exited the 2026 Quarter with cash, cash equivalents and marketable securities of $421.8 million.

Conference Call Information

The Company will host a conference call and live audio webcast on Thursday, May 7, 2026, at 8:00 a.m. ET. To access the conference call, please dial (877) 407-8037 (U.S.) or (201) 689-8037 (International) and reference the “Collegium Pharmaceutical First Quarter 2026 Earnings Call.” An audio webcast will be accessible from the Investors section of the Company’s website: www.collegiumpharma.com. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is building a leading, diversified biopharmaceutical company committed to improving the lives of people living with serious medical conditions. The Company has a leading portfolio of responsible pain management medications and a rapidly growing neuropsychiatry business driven by JORNAY PM®, a differentiated treatment for ADHD. Collegium’s strategy includes growing its commercial portfolio, with JORNAY PM as the lead growth driver, and deploying capital in a disciplined manner. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about certain non-GAAP financial measures. We believe the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, provide analysts, investors, lenders, and other third parties with insights into how we evaluate normal operational activities, including our ability to generate cash from operations, on a comparable year-over-year basis and manage our budgeting and forecasting. In addition, certain non-GAAP financial measures, primarily adjusted EBITDA, are used to measure performance when determining components of annual compensation for substantially all non-sales force employees, including senior management.

In this press release we discuss the following financial measures that are not calculated in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income or loss, which is the nearest GAAP equivalent, such as:

•adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;
•adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•we exclude stock-based compensation expense from adjusted EBITDA although: (i) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy; and (ii) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;

•we exclude impairment expenses from adjusted EBITDA and, although these are non-cash expenses, the asset(s) being impaired may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•we exclude restructuring expenses from adjusted EBITDA. Restructuring expenses primarily include employee severance and contract termination costs that are not related to acquisitions. The amount and/or frequency of these restructuring expenses are not part of our underlying business;
•we exclude litigation settlements and contingencies that are subject to recovery from adjusted EBITDA, as well as any applicable income items or, credit adjustments, or recoveries due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred;
•we exclude acquisition related expenses as the amount and/or frequency of these expenses are not part of our underlying business. Acquisition related expenses include transaction costs, which primarily consisted of financial advisory, banking, legal, and regulatory fees, and other consulting fees, incurred to complete the acquisition, employee-related expenses (severance cost and benefits) for terminated employees after the acquisition, legal defense expenses for specific acquired claims that relate to acts that occurred prior to our acquisition, and miscellaneous other acquisition related expenses incurred;
•we exclude recognition of the step-up basis in inventory from acquisitions (i.e., the adjustment to record inventory from historic cost to fair value at acquisition) as the adjustment does not reflect the ongoing expense associated with sale of our products as part of our underlying business;
•we exclude changes in the fair value of contingent consideration, which are non‑cash, acquisition‑related items that are not part of our underlying business;
•we exclude losses on extinguishments of debt as these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis;
•we exclude executive transition expenses from adjusted EBITDA as the amount and/or frequency of these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis; and
•we exclude other expenses, from time to time, that are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis.

The Company has not provided a reconciliation of its full-year 2026 guidance for adjusted EBITDA to the most directly comparable forward-looking GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because the Company is unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, acquisition related expenses, amortization of acquired intangible assets, and changes in fair value of contingent consideration. These items are uncertain and depend on various factors that are outside of the Company’s control or cannot be reasonably predicted. While the Company is unable to address the probable significance of these items, they could have a material impact on GAAP net income and operating expenses for the guidance period. A reconciliation of adjusted EBITDA would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements related to the expected closing of the acquisition of AZSTARYS; the anticipated benefits of the AZSTARYS acquisition, including its impact on Collegium’s ADHD portfolio and commercial strategy; projected financial performance, including expected revenue and adjusted EBITDA, statements related to current and future market opportunities for our products and our assumptions related thereto and other statements that are not historic facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations, including risks relating to, among others: our ability to complete the AZSTARYS acquisition on the proposed terms and schedule or at all; the failure (or delay) to receive the required regulatory approvals relating to the AZSTARYS acquisition; risks related to our ability to realize the anticipated benefits of the AZSTARYS acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; risks related to future opportunities and plans for our products, including uncertainty of the expected financial performance of such products; our ability to commercialize and grow sales of our products; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to maintain regulatory approval of our products, and any related restrictions, limitations, and/or warnings in the label of our products; the size of the markets for our products, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenues, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contacts:
Ian Karp
Head of Investor Relations
ir@collegiumpharma.com

Danielle Jesse
Director, Investor Relations
ir@collegiumpharma.com

Media Contact:
Jessica Cotrone
Senior Vice President, Communications & Corporate Affairs
communications@collegiumpharma.com

Collegium Pharmaceutical, Inc.
Unaudited Selected Consolidated Balance Sheet Information
(in thousands)

	March 31,	December 31,
	2026	2025
Cash and cash equivalents	$268,648	$231,252
Marketable securities	153,105	155,427
Accounts receivable, net	228,762	211,328
Inventory	42,741	40,912
Prepaid expenses and other current assets	32,562	32,642
Property and equipment, net	11,661	12,013
Operating lease assets	3,975	4,187
Intangible assets, net	614,037	669,510
Restricted cash	20,908	20,906
Deferred tax assets	113,567	112,539
Other noncurrent assets	16,064	20,193
Goodwill	145,925	145,925
Total assets	$1,651,955	$1,656,834

Accounts payable and accrued liabilities	$64,976	$73,123
Accrued rebates, returns and discounts	317,691	318,266
Business combination consideration payable	17,565	17,565
Term notes payable	564,348	571,112
Convertible senior notes	238,472	238,213
Operating lease liabilities	5,236	5,539
Deferred royalty obligation	121,634	121,563
Deferred revenue	9,611	9,778
Shareholders’ equity	312,422	301,675
Total liabilities and shareholders’ equity	$1,651,955	$1,656,834

Collegium Pharmaceutical, Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Product revenues, net	$193,520	$177,757
Cost of product revenues
Cost of product revenues (excluding intangible asset amortization)	20,801	24,960
Intangible asset amortization	55,473	55,473
Total cost of product revenues	76,274	80,433
Gross profit	117,246	97,324
Operating expenses
Selling, general and administrative	86,350	76,423
Gain on fair value remeasurement of contingent consideration	—	(786)
Total operating expenses	86,350	75,637
Income from operations	30,896	21,687
Interest expense	(15,862)	(20,790)
Interest income	3,706	2,225
Income before income taxes	18,740	3,122
Provision for income taxes	4,244	705
Net income	$14,496	$2,417

Earnings per share — basic	$0.45	$0.08
Weighted-average shares — basic	32,087,472	31,793,739

Earnings per share — diluted	$0.40	$0.07
Weighted-average shares — diluted	40,065,665	32,840,153

Collegium Pharmaceutical, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
GAAP net income	$14,496	$2,417
Adjustments:
Interest expense	15,862	20,790
Interest income	(3,706)	(2,225)
Provision for income taxes	4,244	705
Depreciation	463	1,091
Amortization	55,473	55,473
Stock-based compensation	10,880	11,524
Recognition of step-up basis in inventory	—	3,477
Executive transition expense	—	1,397
Acquisition related expenses	6,175	1,289
Gain on fair value remeasurement of contingent consideration	—	(786)
Total adjustments	$89,391	$92,735
Adjusted EBITDA	$103,887	$95,152

Collegium Pharmaceutical, Inc.
Reconciliation of GAAP Operating Expenses to Adjusted Operating Expenses
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
GAAP operating expenses	$86,350	$75,637
Adjustments:
Stock-based compensation	10,880	11,524
Executive transition expense	—	1,397
Acquisition related expenses	6,175	1,289
Gain on fair value remeasurement of contingent consideration	—	(786)
Total adjustments	$17,055	$13,424
Adjusted operating expenses	$69,295	$62,213

Collegium Pharmaceutical, Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Earnings Per Share
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2026	2025
GAAP net income	$14,496	$2,417
Adjustments:
Non-cash interest expense	819	1,367
Amortization	55,473	55,473
Stock-based compensation	10,880	11,524
Recognition of step-up basis in inventory	—	3,477
Executive transition expense	—	1,397
Acquisition related expenses	6,175	1,289
Gain on fair value remeasurement of contingent consideration	—	(786)
Income tax effect of above adjustments (1)	(18,629)	(18,737)
Total adjustments	$54,718	$55,004
Non-GAAP adjusted net income	$69,214	$57,421

Adjusted weighted-average shares — diluted (2)	40,065,665	39,446,458
Adjusted earnings per share (2)	$1.76	$1.49
(1)The income tax effect of the adjustments was calculated by applying our blended federal and state statutory rate to the items that have a tax effect. The blended federal and state statutory rate for the three months ended March 31, 2026 and 2025 were 24.9% and 25.8%, respectively. As such, the non-GAAP effective tax rates for the three months ended March 31, 2026 and 2025 were 25.4% and 25.4%, respectively.
(2)Adjusted weighted-average shares - diluted were calculated using the “if-converted” method for our convertible notes in accordance with ASC 260, Earnings per Share. As such, adjusted weighted-average shares – diluted includes shares related to the assumed conversion of our convertible notes and the associated cash interest expense is added-back to non-GAAP adjusted net income. For the three months ended March 31, 2026 and 2025, adjusted weighted-average shares – diluted includes 6,606,305 shares attributable to our convertible notes. In addition, adjusted earnings per share includes other potentially dilutive securities to the extent that they are not antidilutive.